Exhibit 107

Calculation of Filing Fee Table

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Diginex Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, $0.00005 par value per share	457(c)	731,707	36.66	(2)	$26,824,379	0.0001531	$4,106.82
Fees Previously Paid	—	—	—	—	—		—	—	—
			Total Offering Amounts				$26,824,379	0.0001531	4,106.82
			Total Fees Previously Paid				-		-
			Total Fee Offsets				-		-
			Net Fees Due						4,106.82

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(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 5, 2025, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(2)	Based on the average of high price of $41 and low price of $32.31 of the Registrant’s Common Stock on the Nasdaq Capital Market on February 5, 2025.